================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                               KYOCERA CORPORATION
                               -------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    501556203
                                 --------------
                                 (CUSIP Number)


                                 OCTOBER 1, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          10,705,440
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        10,705,440
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,705,440
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       The Bank of Tokyo-Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          891,670
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        891,670
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       891,670
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          3,913,200
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,913,200
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,913,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          273,201
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        273,201
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       273,201
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          1,356,200
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        1,356,200
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,356,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       UFJ Bank Limited
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Nagoya City, Aichi, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          4,184,669
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        4,184,669
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,184,669
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       MU Investments Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          86,500
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        86,500
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       86,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 501556203
-----------------------


ITEM 1

         (A)      NAME OF ISSUER

                  Kyocera Corporation

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6 Takeda, Tobadono-cho, Fushimi-ku, Kyoto 612-8501, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc.  ("MUFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  Mitsubishi UFJ Trust and Banking Corporation  ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd.  ("MUS")

                  Mitsubishi UFJ Asset Management Co., Ltd.  ("MUAM")

                  UFJ Bank Limited  ("UFJ")

                  MU Investments Co., Ltd.  ("MUI")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  BTM:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  UFJ:
                  21-24 Nishiki 3-chome, Naka-ku
                  Nagoya City, Aichi 460-8660, Japan

-----------------------
CUSIP NO. 501556203
-----------------------


                  MUI:
                  2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
                  Tokyo 103-0022, Japan

         (d)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  501556203


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [_]  Broker dealer registered under section 15 of the
                            Act (15 U.S.C. 780).

                  (b)  [_]  Bank as defined in section 3 (a) (6) of the Act
                            (15 U.S.C. 78c).

                  (c)  [_]  Insurance company as fined in section 3(a) (19)
                            of the Act (15 U.S.C. 78c).

                  (d)  [_]  Investment company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e)  [_]  An investment adviser in accordance with
                            240.13d-1(b) (1) (ii) (E);

                  (f)  [_]  An employee benefit plan or endowment fund in
                            accordance with 240.13d-1(b) (1) (ii) (F);

                  (g)  [_]  A parent holding company or control person in
                            accordance with 240.13d-1(b) (1) (ii) (G);

                  (h)  [_]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)  [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [_]  Group, in accordance with 240.13d.

-----------------------
CUSIP NO. 501556203
-----------------------

ITEM 4            OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  For MUFG

                  (a)   Amount Beneficially Owned:                                             10,705,440

                  (b)   Percent of Class:                                                            5.71%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                       10,705,440

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:          10,705,440

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-



                  For BTM

                  (a)   Amount Beneficially Owned:                                                891,670

                  (b)   Percent of Class:                                                            0.48%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                          891,670

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:             891,670

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-



                  For MUTB

                  (a)   Amount Beneficially Owned:                                              3,913,200

                  (b)   Percent of Class:                                                            2.09%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                        3,913,200

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:           3,913,200

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-

-----------------------
CUSIP NO. 501556203
-----------------------

                  For MUS

                  (a)   Amount Beneficially Owned:                                                273,201

                  (b)   Percent of Class:                                                            0.15%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                          273,201

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:             273,201

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-



                  For MUAM

                  (a)   Amount Beneficially Owned:                                              1,356,200

                  (b)   Percent of Class:                                                            0.72%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                        1,356,200

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:           1,356,200

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-



                  For UFJ

                  (a)   Amount Beneficially Owned:                                              4,184,669

                  (b)   Percent of Class:                                                            2.23%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                        4,184,669

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:           4,184,669

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-



                  For MUI

                  (a)   Amount Beneficially Owned:                                                 86,500

                  (b)   Percent of Class:                                                            0.05%

                  (c)   Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote:                           86,500

                        (ii)   Shared power to vote or to direct the vote:                            -0-

                        (iii)  Sole power to dispose or to direct the disposition of:              86,500

                        (iv)   Shared power to dispose or to direct the disposition of:               -0-

-----------------------
CUSIP NO. 501556203
-----------------------


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  As of the filing date, MUFG beneficially owns 10,705,440 shares indirectly through its subsidiaries as follows: BTM holds 891,670 shares; MUTB holds 3,913,200 shares; MUS holds 273,201 shares; MUAM holds 1,356,200 shares; UFJ holds 4,184,669 shares; and MUI holds 86,500 shares.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10           CERTIFICATION

                  By signing below the filers cetifiy that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a particpant in any transaction having that purpose or effect.

-----------------------
CUSIP NO. 501556203
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: October 7, 2005


                                   MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                   By: /s/ Junichi Itoh
                                       --------------------------------
                                       Name:  Junichi Itoh
                                       Title: Executive Officer, General Manager
                                              Credit & Investment Management
                                              Division

-----------------------
CUSIP NO. 501556203
-----------------------


                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Date: October 7, 2005



                                THE BANK OF TOKYO-MITSUBISHI, LTD.



                                By: /s/ Junichi Itoh
                                    --------------------------------
                                    Name:  Junichi Itoh
                                    Title: Managing Director and General Manager
                                           Credit Policy Office

-----------------------
CUSIP NO. 501556203
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: October 7, 2005



                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By: /s/ Koji Kawakami
                                       -----------------------------------
                                       Name:  Koji  Kawakami
                                       Title: Deputy General Manager of
                                              Trust Assets Planning Division

-----------------------
CUSIP NO. 501556203
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: October 7, 2005



                                     MITSUBISHI UFJ SECURITIES CO., LTD.



                                     By: /s/ Shigeyasu Kasamatsu
                                         --------------------------------------
                                         Name:  Shigeyasu Kasamatsu
                                         Title: Senior Executive Officer &
                                                General Manager

-----------------------
CUSIP NO. 501556203
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: October 7, 2005



                                      MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                      By: /s/ Takashi Ikeue
                                          ---------------------
                                          Name:   Takashi Ikeue
                                          Title:  General Manager of Risk
                                                  Management Department

-----------------------
CUSIP NO. 501556203
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Date: October 7, 2005



                                          UFJ BANK LIMITED



                                          By: /s/ Kyoji Hironaka
                                              -----------------------------
                                              Name:  Kyoji Hironaka
                                              Title: General Manager of
                                                     Treasury Department

-----------------------
CUSIP NO. 501556203
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Date: October 7, 2005



                                          MU INVESTMENTS CO., LTD.



                                          By: /s/ Kenji Fujii
                                              -----------------------------
                                              Name:  Kenji Fujii
                                              Title: General Manager of Risk
                                                     Management Dept.